SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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April 23, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Ross Stores, Inc. Annual Meeting of Stockholders, which will be held at 11:00 a.m. on Wednesday, May 21, 2003 at the Company’s corporate offices located at 8333 Central Avenue, Newark, California. If you will need special assistance at the meeting, please contact Ms. Judy Wirzberger, Finance Department, Ross Stores, Inc., 8333 Central Avenue, Newark, CA 94560-3433 at least 10 days before the meeting.

Please see the following page for the different methods available to you for voting your proxy. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.

Sincerely,

ROSS STORES, INC.

Michael Balmuth
Vice-Chairman and
Chief Executive Officer

ROSS STORES, INC.      8333 Central Avenue, Newark, California 94560-3433      (510) 505-4400

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2003 Annual Meeting to be held on May 21, 2003. If you are a stockholder of record of Ross Stores, Inc. as of March 28, 2003, you have the right to vote your shares through the internet, by telephone or by mail. You may also revoke your proxy any time before the Annual Meeting. Please help us save time and postage costs by voting through the internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET
	a.	Go to the web site at www.eproxyvote.com.
	b.	Enter the series of numbers that appears in the proxy card box, just below the perforation.
	c.	Follow the simple instructions.
2.	BY TELEPHONE
	a.	On a touch-tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week.
	b.	Enter the series of numbers that appears in the proxy card box, just below the perforation.
	c.	Follow the simple recorded instructions.
3.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)
	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If you hold your shares via a stock certificate registered in your name with Bank of New York, the Company’s transfer agent, or if your shares are held in the name of a bank, broker or other holder of record, you will receive separate instructions from Bank of New York or the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held May 21, 2003

To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 21, 2003 at 11:00 a.m. PDT, at the Company’s corporate offices located at 8333 Central Avenue, Newark, California 94560-3433 for the following purposes:

1.	To elect three Class II directors for a three-year term.
2.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 28, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 8333 Central Avenue, Newark, California.

By order of the Board of Directors,

John G. Call
Corporate Secretary

April 23, 2003

PROXY STATEMENT

2003 ANNUAL STOCKHOLDERS MEETING

ROSS STORES, INC.
8333 Central Avenue
Newark, California 94560
(510) 505-4400

PROXY SOLICITATION

     The accompanying Proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2003, at 11:00 a.m. PDT, or any adjournment thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 28, 2003, shall be entitled to vote. The Annual Meeting will be held at the Company’s corporate offices located at 8333 Central Avenue, Newark, California.

     The date of this Proxy Statement is April 23, 2003, the date on which this Proxy Statement and the accompanying Proxy was first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended February 1, 2003, including financial statements, is enclosed with this Proxy Statement.

     The purpose of this Proxy Statement is to provide the Company’s stockholders with certain information regarding the Company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to elect three Class II directors to serve a three-year term and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Company had outstanding, on March 28, 2003, 77,112,695 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten days prior to the Annual Meeting, the Company’s stockholder list will be available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 8333 Central Avenue, Newark, California.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information as of March 28, 2003 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the Company by (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Owner and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding

FMR Corp.	7,774,766	(2)	10.1%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company LLP	6,652,720	(2)	8.6%
75 State Street
Boston, MA 02109

Vanguard/Windsor Funds, Inc.	5,457,700	(2)	7.1%
100 Vanguard Boulevard
Malvern, PA 19355

Michael Balmuth	507,878	(3)	*
K. Gunnar Bjorklund	0		*
Michael J. Bush	16,173	(4)	*
Norman A. Ferber	17,776	(5)	*
Sharon D. Garrett	17,444	(6)	*
Stuart G. Moldaw	15,266	(7)	*
George P. Orban	684,884	(8)	*
James C. Peters	565,685	(9)	*
Donald H. Seiler	286,116	(10)	*
Barry S. Gluck	198,937	(11)	*
Irene A. Jamieson	208,248	(12)	*
Barbara Levy	176,626	(13)	*

All executive officers and directors as a
group (21 persons, including the executive
officers and directors named above)	3,373,983	(14)	4.3%

*	Less than 1%
(1)	To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)	Information is as of December 31, 2002 and is based upon Schedule 13G filings made with the Securities and Exchange Commission. Wellington Management Company LLP and Vanguard/Windsor Funds, Inc. share beneficial ownership interest in some or all of the listed shares.

(3)	Mr. Balmuth. Includes options to purchase 55,000 shares of the Company’s common stock exercisable within 60 days of March 28, 2003. Also includes 450,000 shares of the Company’s common stock that were granted under the Company’s 1988 Restricted Stock Plan and remain subject to vesting.

(4)	Mr. Bush. Includes options to purchase 11,889 shares of the Company’s common stock exercisable within 60 days of March 28, 2003.
(5)	Mr. Ferber. Represents options to purchase 17,776 shares of the Company’s common stock exercisable within 60 days of March 28, 2003.
(6)	Ms. Garrett. Represents options to purchase 17,444 shares of the Company’s common stock exercisable within 60 days of March 28, 2003.
(7)	Mr. Moldaw. Represents options to purchase 15,266 shares of the Company’s common stock exercisable within 60 days of March 28, 2003.
(8)	Mr. Orban. Includes 603,958 shares held in the name of Orban Partners and 31,150 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the Company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 29,776 shares of the Company’s common stock exercisable within 60 days of March 28, 2003.

(9)	Mr. Peters. Includes options to purchase 160,000 shares of the Company’s common stock exercisable within 60 days of March 28, 2003. Also includes 405,685 shares of the Company’s common stock that were granted under the Company’s 1988 Restricted Stock Plan and remain subject to vesting.

(10)	Mr. Seiler. Includes options to purchase 17,776 shares of the Company’s common stock exercisable within 60 days of March 28, 2003.
(11)	Mr. Gluck. Includes options to purchase 90,888 shares of the Company’s common stock exercisable within 60 days of March 28, 2003 and 98,460 shares of the Company’s common stock that were granted under the Company’s 1988 Restricted Stock Plan and remain subject to vesting. Also includes 825 shares held indirectly by Mr. Gluck for his minor children.

(12)	Ms. Jamieson. Includes options to purchase 98,888 shares of the Company’s common stock exercisable within 60 days of March 28, 2003. Also includes 105,672 shares of the Company’s common stock that were granted under the Company’s 1988 Restricted Stock Plan and remain subject to vesting.

(13)	Ms. Levy. Includes options to purchase 50,888 shares of the Company’s common stock exercisable within 60 days of March 28, 2003. Also includes 99,106 shares of the Company’s common stock that were granted under the Company’s 1988 Restricted Stock Plan and remain subject to vesting.

(14)	Includes 893,675 shares subject to outstanding options held by directors and executive officers, which were exercisable on March 28, 2003 or within 60 days thereof. Also includes 1,464,752 shares of the Company’s common stock granted to executive officers under the Company’s 1988 Restricted Stock Plan, all of which remain subject to vesting.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

     The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board of Directors of the Company (the “Board”) may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board currently consists of nine members. The three Class II directors to be elected at the Annual Meeting are being elected to hold office until the 2006 Annual Meeting or until their successors shall have been elected and qualified. Management’s nominees for election by the stockholders to Class II of the Board are the incumbent Class II directors. Proxies cannot be voted for more than three nominees.

     The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the Company whose term of office as a director will continue after the Annual Meeting.

	Principal Position During Last Five Years	Age	Director Since

Nominees for Election as Class II Directors with Terms Expiring in 2006

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the	52	1996
	Company since September 1996; from July 1993 through August
	1996, Executive Vice President, Merchandising; and from
	November 1989 through June 1993, Senior Vice President,
	Merchandising.

K. Gunnar Bjorklund	Managing Director, General Partner of Sverica International, since	43	2003
	1991. From 1987 to 1990, Director, Corporate Strategic Planning
	for American Express Company. Management Consultant with
	McKinsey & Company from 1985 to 1987.

Sharon D. Garrett	Executive Vice President, Enterprise Services, PacifiCare since	54	2000
	2002. Chief Executive Officer of Zyan Communications from April
	2000 to November 2000. Senior Vice President and Chief
	Information Officer of The Walt Disney Company from 1989 to
	2000. From 1986 to 1989, Deputy Director of UCLA Medical
	Center. Chief Operating Officer – U.S. Operations for Porton
	International from 1984 to 1986. Ms. Garrett is a member of the
	Board of Directors of Corio, Inc.

	Principal Position During Last Five Years	Age	Director Since

Incumbent Class III Directors with Terms Expiring in 2004

Michael J. Bush	President and Chief Executive Officer of Bally, North America	42	2001
	Inc. and a member of the Board of Directors of Bally
	International AG from September 2000 to March 2002; Executive
	Vice President, Chief Operating Officer and Director of Movado,
	Inc. from 1995 to 2000; Senior Vice President of Strategic
	Planning and Marketing of the Company from 1991 to 1995;
	Senior Consultant at Bain & Co. from 1985 to 1991.

Norman A. Ferber	Consultant to the Company since September 1996. Chairman of	54	1987
	the Board since March 1993; Chief Executive Officer of the
	Company from March 1993 through August 1996; President and
	Chief Executive Officer from January 1988 to March 1993;
	President and Chief Operating Officer from February 1987 to
	January 1988. Prior to February 1987, Mr. Ferber was Executive
	Vice President, Merchandising, Marketing, and Distribution of
	the Company.

James C. Peters	President and Chief Operating Officer of the Company since	41	2000
	August 2000. President, U.S. Stores for Staples, Inc. from March
	1998 to July 2000. Executive Vice President, U.S. Stores for
	Staples, Inc. from September 1997 to February 1998. Vice
	President of Sales and Operations for the Western U.S. Division
	of Office Depot, Inc. from 1994 to August 1997.

Incumbent Class I Directors with Terms Expiring in 2005

Stuart G. Moldaw	Consultant to the Company. Chairman Emeritus of the Company	76	1982
	since March 1993. From August 1982 until March 1993,
	Chairman of the Board and, from February 1987 until January
	1988, Chief Executive Officer of the Company. Chairman
	Emeritus of Gymboree Corporation since June 2002, from
	January 1994 to June 2002 Chairman of the Board of
	Gymboree, and Chief Executive Officer from February 2000 to
	February 2001. Until February 1990, general partner of U.S.
	Venture Partners. Director of iParty.com.

George P. Orban	Managing partner of Orban Partners, a private investment	57	1982
	Company, since May 1984. Chairman of the Board of
	Egghead.com, Inc. from January 1997 to August 2001, and Chief
	Executive Officer from January 1997 to November 1999.

Donald H. Seiler	Founding Partner of Seiler & Company. Mr. Seiler is a Certified	74	1982
	Public Accountant. Director of Greater Bay Bancorp.

     During fiscal 2002, the Board held five meetings. No member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The Company has standing audit, compensation and nominating committees.

     Audit Committee. The Audit Committee consists of three independent outside directors – Messrs. Seiler and Bush and Ms. Garrett. The functions of the Audit Committee are described below under the heading Board of Directors Audit Committee Report.

     Compensation Committee. The Compensation Committee consists of two independent outside directors – Messrs. Orban and Bjorklund. The committee held one meeting during fiscal 2002. In addition, an interim Compensation Committee consisting of three independent outside directors – Messrs. Orban and Seiler and Ms. Garrett, held one meeting during fiscal 2002. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the Company, including the Chief Executive Officer. The Compensation Committee evaluates the performance of the executive officers and makes recommendations concerning their cash and equity compensation levels. The Committee administers the Company’s (i) 1992 Stock Option Plan (ii) 2000 Equity Incentive Plan, (iii) Employee Stock Purchase Plan, (iv) 1988 Restricted Stock Plan and (v) Incentive Compensation Plan and determines the performance goals under that plan.

     Nominating Committee. The Nominating Committee consists of four independent outside directors – Ms. Garrett and Messrs. Bush, Orban, and Seiler. The committee held one meeting during fiscal 2002. The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the Company’s Board. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the Company in accordance with the Bylaws of the Company. The last day for submissions for next year’s meeting will be December 26, 2003.

     Biographical information concerning the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The Audit Committee is also responsible for the selection of the Company’s independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by National Association of Securities Dealers, Inc. (“NASD”) listing standards.

     Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

     In this context, we held nine meetings during fiscal 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”). We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

     We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 1, 2003 with management and Deloitte.

     We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     The Company’s independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

     Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended February 1, 2003 be included in the Company’s Annual Report on Form 10-K.

Audit Fees

     The aggregate fees billed by Deloitte for professional services rendered for the audit of the Company’s annual financial statements for the year ended February 1, 2003 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $415,000.

Audit-Related Fees

     The aggregate fees billed by Deloitte for audit-related professional services rendered for the year ended February 1, 2003 were $287,000. Audit related services include the review of Securities and Exchange Commission (“SEC”) registration statements, audits of employee benefit plans, information systems assurance and advisory services, including controls reviews, consultation on accounting standards or transactions, internal audit services and statutory audits not necessary for the sign-off on the consolidated financial statements.

Financial Information Systems Design and Implementation Fees

     There were no fees paid to Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended February 1, 2003.

All Other Fees

     The aggregate fees billed by Deloitte for services rendered to the Company for the most recent fiscal year, other than for services described above under “Audit Fees” and “Audit-Related Fees,” were $1,131,000, mainly for tax-related services.

     In addition to the fees paid to Deloitte, the Company paid Deloitte Consulting $8,422,000 in fees during fiscal 2002, primarily for consulting services related to the implementation of the new merchandising, warehousing and store systems and the business process changes associated with this effort. Deloitte Consulting is a distinct entity from Deloitte, but is under common ownership with Deloitte. Prior to the approval and commencement of this consulting work, the Audit Committee undertook a review of the relationship of Deloitte Consulting to Deloitte, and the potential effect of this consulting project on the independence of Deloitte. In February 2002, prior to Audit Committee approval of this consulting project and the related fees, Deloitte advised the Company that they had decided to separate from Deloitte Consulting as soon as practicable. The Company and the Audit Committee were also assured that, in the interim, Deloitte Consulting was already a separate entity from Deloitte, only sharing certain administrative functions, and not sharing employees, leadership, or profits. In particular, the Audit Committee has been advised that there has been no monetary exchange between Deloitte and Deloitte Consulting as a result of these non-audit services. Both Deloitte and Deloitte Consulting have confirmed to the Audit Committee that the non-audit consulting work performed by Deloitte Consulting has not jeopardized the independent status of Deloitte in their audit of the Company’s financial statements for the year ended February 1, 2003.

     In late March 2003, Deloitte and Deloitte Consulting advised the Company and publicly announced that they are abandoning their plans to separate. Based on this new information, the Audit Committee has determined that it needs to reevaluate the Company’s relationship with both Deloitte and Deloitte Consulting, and therefore has decided to defer selection of the Company’s independent outside auditors for the fiscal year ending January 31, 2004.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Michael J. Bush
Sharon D. Garrett

COMPENSATION AND OTHER TRANSACTIONS
WITH OFFICERS AND DIRECTORS

ROSS STORES, INC.
BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the “Committee”), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the Company. The Committee considers the performance of the executive officers and makes recommendations concerning their compensation levels. Certain decisions by the Committee relating to the 2002 compensation of the Company’s executive officers were reviewed and approved by the full Board of Directors. The Board of Directors did not revise or make any modifications to the Committee’s recommendations concerning executive officer compensation during the last fiscal year.

Compensation Philosophy

     The Company’s compensation policies aim to align the financial interests of the Company’s management with those of its stockholders. The Company’s executive compensation philosophy seeks also to integrate executive pay with the long-term strategic objectives of the Company, recognize individual initiative and achievements and assist the Company in attracting, motivating and retaining a group of high-performing executives.

     Compensation for the Company’s executive officers, including the executive officers named in the Summary Compensation Table, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan (“Restricted Stock Plan”), stock options granted under the 1992 Stock Option Plan (“Option Plan”) and other benefits typically offered to corporate executives. A majority of the total potential compensation for the Company’s executive officers is in the form of annual incentive bonuses and stock plan awards that may vary according to the Company’s achievement of its strategic objectives in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee. The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the Company to attract, motivate and retain the executive talent necessary to successfully execute the Company’s strategies over the long term in a challenging environment for apparel retailers.

Section 162(m) of the Internal Revenue Code of 1986

     It is the Committee’s policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the Company’s overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the Company’s executive compensation structure in light of the current tax law. The Committee believes that compensation resulting from grants made under the Option Plan will be fully deductible when an option is exercised. The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible. Sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the hiring of executive officers may not be fully deductible to the extent that, when added to other non-exempt compensation for a particular executive, they exceed the $1 million limit in any tax year. Grants under the Company’s Restricted Stock Plan also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under Section 162(m) would weaken the Company’s efforts to recruit and retain key executives over the long term.

Executive Officers’ 2002 Compensation

     Salary. Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his/her relative contribution in achieving the Company’s strategic goals. During 2002, the average merit increase in base salaries for all executive officers as a group was 4.3%.

     Annual Incentive Bonus. The Company’s Incentive Compensation Plan was originally adopted by the Board of Directors effective May 1987, and was most recently approved by the Company’s stockholders in 2001. The Incentive Compensation Plan is designed to allow management to share in the Company’s success based on the Company’s attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Committee determines the incentive awards payable at varying levels of pre-tax earnings achieved by the Company. Such awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula, subject to an overriding limitation on the maximum dollar amount that may be paid to any participant. Potential awards now range from 0% to 120% of executive officers’ base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

     The Incentive Compensation Plan for Fiscal 2002 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 50% to 65% of base salary. During fiscal 2002, the Company’s results performed above the targeted pre-tax earnings goal. Total payments made under the Plan for fiscal 2002 to all executive officers as a group represented approximately 101% of their total salaries as a group. Actual awards over the last three fiscal years have ranged from 36% to 101% of executive officers’ base salaries as a group.

     Stock Award Programs. In fiscal year 2002, the Company’s executive officers were eligible for stock awards under the Restricted Stock Plan and the Option Plan. The Restricted Stock Plan and the Option Plan were established with two important objectives: (i) to align the financial interests of the Company’s stockholders and the executive officers by providing incentives that focus management’s attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

     The Committee approves the granting of awards to executive officers from both the Restricted Stock Plan and the Option Plan. The levels of stock awards granted to executive officers under the Option Plan are based on the following factors: the executive officer’s position, past and expected future contributions to the achievement of the Company’s strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the Company against outside offers of employment to key individuals, as well as the factors listed for stock option awards. The officers must satisfy vesting requirements in order to retain their stock.

     All stock option awards are granted with an exercise price that is the fair market value of the Company’s common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the Company’s common stock appreciates over the value on the date of grant. All awards made in fiscal 2002 to executive officers under the Option Plan have a term of ten years and generally vest monthly in progressively increasing annual increments over a three or four year period.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund

Chief Executive Officer’s 2002 Compensation

     A majority of the total potential compensation for Michael Balmuth, the Company’s Chief Executive Officer, is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the Company’s achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee, which are discussed below. Mr. Balmuth’s 2002 incentive bonus and stock award compensation are earned under the same plans made available to all executive officers, as discussed above.

     Salary. Mr. Balmuth’s base salary is established by the terms of his employment agreement entered into with the Company effective May 31, 2001 and most recently amended effective January 30, 2003. This employment agreement, as amended, extends through January 29, 2007, unless earlier extended, renegotiated or terminated by the parties. As of January 30, 2003, the agreement provided for an annual base salary of not less than $915,035. Mr. Balmuth’s 2002 annual base salary of $912,534 represented an increase of 3.9% over his 2001 base salary of $878,500. (See “Employment Contracts, Termination of Employment and Change In Control Arrangements” for further discussion of Mr. Balmuth’s employment agreement.)

     Bonus. The annual incentive bonus portion of Mr. Balmuth’s compensation was based on the Company’s achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 2002, the Company’s results performed above the minimum threshold and above the targeted pre-tax earnings goal. Mr. Balmuth received a bonus of $1,070,234 for 2002, which equaled 117% of his fiscal 2002 base salary.

     Stock Awards. Under the terms of his Restricted Stock Grant Agreement dated January 30, 2003, Mr. Balmuth was granted 200,000 shares of restricted stock that is scheduled to vest as follows: 80,000 shares on October 15, 2005 and 120,000 shares on October 15, 2006. Mr. Balmuth also was granted a nonqualified stock option to purchase 400,000 shares of common stock with an exercise price of $38.62, the closing price on the date of grant. The option to purchase 400,000 shares of common stock will vest as follows: 160,000 shares vest monthly in the twelve months ending January 30, 2006 and 240,000 shares vest monthly in 12 months ending January 30, 2007. The equity grants made to Mr. Balmuth were based primarily on the equity value deemed necessary in the Committee’s and Board of Directors’ judgment, to ensure the retention of Mr. Balmuth over the vesting period of these shares. Other considerations, of equal weight, were his past and expected future contributions to the achievement of the Company’s strategic objectives and his existing stock ownership position.

SUBMITTED BY THE INTERIM COMPENSATION COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

George P. Orban, Chairman
Sharon D. Garrett
Donald H. Seiler

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the Company for the 2002, 2001 and 2000 fiscal years to or on behalf of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of the 2002 fiscal year (the “Named Executive Officers”).

	Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Other Annual Compensation ($)	Restricted Stock Awards (3) ($)	Securities Under- lying Options (#)	All Other Compen- sation (4) ($)

Michael Balmuth	2002	$912,534	$1,070,234	$48,416	$7,724,000	400,000	$8,000
Vice Chairman &	2001	$878,500	$522,257	$33,881	$4,937,500	500,000	$5,319
Chief Executive Officer	2000	$847,819	$298,701	$6,807	$0	0	$7,249

James C. Peters (5)	2002	$826,172	$969,223	$17,334	$5,000,008	261,370	$8,000
President &	2001	$800,000	$474,981	$6,541	$0	0	$7,733
Chief Operating Officer	2000	$361,080	$3,600,000	$5,426	$6,737,500	800,000	$50,291

Barry S. Gluck	2002	$470,033	$506,592	$14,916	$200,007	13,000	7,960
Senior Vice President &	2001	$455,724	$229,231	$1,427	$350,010	20,000	5,490
General Merchandising	2000	$439,000	$131,126	$3,390	$1,092,094	36,000	5,993
Manager

Irene A. Jamieson	2002	$465,250	$504,824	$7,723	$324,984	13,000	$6,178
Senior Vice President &	2001	$454,708	$228,730	$6,980	$275,019	20,000	$5,453
General Merchandising	2000	$437,999	$130,829	$7,079	$794,250	36,000	$5,683
Manager

Barbara Levy	2002	$467,851	$504,246	$21,252	$200,007	13,000	$8,000
Senior Vice President &	2001	$453,708	$228,228	$19,605	$275,019	20,000	$5,661
General Merchandising	2000	$436,831	$130,532	$844	$794,250	36,000	$5,250
Manager

(1)	Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees’ Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”) and the Ross Stores, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), described in footnote 4 below.

(2)	Includes all payments made to those executive officers listed in the above table under the Company’s Incentive Compensation Plan as described in the Compensation Committee Report on Executive Compensation above. The following bonuses were paid outside of the Incentive Compensation Plan: (i) Mr. Peters: the amount paid in 2000 includes a signing bonus of $3,000,000 and a guaranteed bonus of $469,216, both of which were paid according to the terms of his Employment Agreement with the Company. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(3)	Under the terms of his Restricted Stock Agreement, dated January 30, 2003, Mr. Balmuth was granted 200,000 shares that vest as follows: 80,000 shares on October 15, 2005 and 120,000 shares on October 15, 2006. Under the terms of his Restricted Stock Agreement dated March 22, 2001, Mr. Balmuth was granted 250,000 shares that vest as follows: 100,000 shares on October 15, 2003 and 150,000 shares on October 15, 2004. Under the terms of his Restricted Stock Agreement, dated August 14, 2000, Mr. Peters was granted 400,000 shares that vest as follows: 125,000 shares on August 14, 2002, 125,000 shares on August 14, 2003, and 150,000 shares on August 14, 2004. At February 1, 2003, unvested shares of restricted stock were held by: Mr. Balmuth, 450,000 shares with a market value of $17,544,500; Mr. Peters, 405,685 shares with a market value of $15,825,772; Mr. Gluck, 94,516 shares with a market value of $3,687,069; Ms. Jamieson, 92,527 shares with a market value of $3,609,478; and Ms. Levy, 91,219 shares with a market value of $3,558,453. Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

(4)	The Company’s 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction up to the applicable IRS limit. The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary and bonus — up to 100%. For every dollar up to 3% of salary that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, or statutory limits (whichever is lower), the Company also contributes one dollar. For every dollar over 3% of salary that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 5% of compensation for both Plans combined, or statutory limits (whichever is lower), the Company also contributes fifty cents - or a maximum total matching contribution of 4% of base salary. The employer contribution for both plans vests immediately. The amounts listed for 2002, 2001 and 2000 for Mr. Balmuth, Mr. Gluck, Ms. Jamieson and Ms. Levy consist of Company contributions made for the account of these executive officers under the Company’s 401(k) Plan and/or the Deferred Compensation Plan. The amounts listed for 2002 and 2001 for Mr. Peters also consist of Company contributions made on his behalf under the Company’s 401(k) Plan and/or the Deferred Compensation Plan. The amount listed for 2000 for Mr. Peters consists of reimbursements and associated tax gross-ups for moving expenses.

(5)	Mr. Peters joined the Company effective August 14, 2000. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information with respect to the Named Executive Officers concerning the grant of stock options under the Company’s 1992 Stock Option Plan during fiscal 2002. There are no provisions under the terms of this Plan for the granting of Stock Appreciation Rights (SARs).

Name and Principal Position	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Sh) (1)	Expiration Date (3)

					0%	5%	10%

Michael Balmuth	400,000	28.6%	$38.62	1/30/2013	$0	$9,715,164	$24,620,134
Vice Chairman &
Chief Executive Officer

James C. Peters	261,370	18.7%	$38.26	8/21/2012	$0	$6,288,956	$15,937,450
President &
Chief Operating Officer

Barry S. Gluck	13,000	0.9%	$37.78	3/21/2012	$0	$308,875	$782,751
Senior Vice President &
General Merchandising Manager

Irene A. Jamieson	13,000	0.9%	$37.78	3/21/2012	$0	$308,875	$782,751
Senior Vice President &
General Merchandising Manager

Barbara Levy	13,000	0.9%	$37.78	3/21/2012	$0	$308,875	$782,751
Senior Vice President &
General Merchandising Manager

(1)	The option grant to Mr. Balmuth was made on January 30, 2003. The option grant to Mr. Peters was made on August 21, 2002. All other options listed in the above table were granted on March 21, 2002. All options were granted with an exercise price equal to the fair market value of the Company’s common stock as determined by the closing price on the date of grant. The stock option grants made in fiscal 2002 to those executive officers listed in the table vest monthly in increments that increase annually over a three-year period from the date of grant, except for Mr. Balmuth’s and Mr. Peters’ grants, which vest monthly in increments during the third and fourth years after the grant date. No shares under Mr. Balmuth’s and Mr. Peters’ grants vest in the first two years after grant. The Board of Directors has the ability to change the terms of outstanding options. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(2)	A total of 1,398,427 shares were granted in the form of non-qualified stock options during fiscal 2002 to all employees under the 1992 Stock Option Plan and the 2000 Equity Incentive Plan. No incentive stock options were granted during 2002.

(3)	All non-qualified stock option grants made under the 1992 Stock Option Plan and the 2000 Equity Incentive Plan have a term of ten years from the date of grant.

(4)	The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollar gain for the optionee.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during fiscal 2002 and unexercised options held as of the end of fiscal 2002.

	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable (2)	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable (3)

Michael Balmuth	246,667	$5,353,380	45,000/766,667	$929,200/$7,218,006
Vice Chairman &
Chief Executive Officer

James C. Peters	160,000	$3,674,639	80,000/721,370	$1,773,300/$10,392,503
President &
Chief Operating Officer

Barry S. Gluck	34,000	$708,764	83,693/25,307	$1,895,565/$278,629
Senior Vice President &
General Merchandising Manager

Irene A. Jamieson
Senior Vice President &	0	$0	91,693/25,307	$1,581,401/$278,629
General Merchandising Manager

Barbara Levy
Senior Vice President &
General Merchandising Manager	48,000	$1,038,029	43,693/25,307	$732,671/$278,629

(1)	The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the sale price of the shares on the date of exercise.
(2)	All options granted to the named executive officers were made under the terms of the Company’s 1992 Stock Option Plan. Stock options granted since March 2000 are exercisable as to vested shares only. Stock options granted prior to March 2000 are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions.

(3)	The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable and unexercisable in-the-money shares by the difference between the closing price ($39.01) of Ross Stores, Inc.’s common stock on January 31, 2003 (the last trading date of the fiscal year), as reported on the Nasdaq National Market and the exercise price per share of the shares. A portion of the exercisable shares subject to these options are unvested and subject to repurchase provisions as described in footnote (2) above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder returns for the Company’s common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in the Company’s common stock and the comparative indices was $100 on January 31, 1998 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the Company’s actual fiscal year end date for each period. Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends at the frequency with which dividends are paid. The graph is a historical representation of past performance only and is not necessarily indicative of future returns to stockholders.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG ROSS STORES, INC., S&P 500 INDEX AND S&P RETAIL COMPOSITE INDEX

Company / Index	Jan-98	Jan-99	Jan-00	Jan-01	Jan-02	Jan-03

Ross Stores, Inc.	100	122	80	136	224	247
S&P 500 Index	100	132	143	143	121	94
S&P Retail Composite	100	168	184	185	201	144

Compensation of Directors

     During fiscal 2002, directors who were not employees of the Company (“non-employee directors”) received an annual retainer fee of $32,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board. For fiscal 2003, non-employee directors will receive an annual retainer of $33,000 (paid quarterly), plus $1,000 for attendance at each Board meeting. Audit and Compensation Committee members will receive $1,250 for attendance at each committee meeting. Nominating Committee members will receive $1,000 for attendance at each committee meeting. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee will receive additional annual retainers of $17,000 and $10,000, respectively. During 2002, the Company also provided health benefits for Mr. Orban and his family. Travel expenses are reimbursed.

     Non-employee directors are eligible to receive stock options granted automatically under the terms of the Company’s 1991 Outside Directors Stock Option Plan (the “Directors Plan”) and the 2000 Equity Incentive Plan. The Directors Plan provides an annual option for 4,000 shares to each incumbent director. Initial grants to new directors currently are made under the 2000 Equity Incentive Plan. During fiscal 2002, each of Messrs. Bush, Ferber, Moldaw, Orban, and Seiler and Ms. Garrett were granted an option to purchase 4,000 shares of common stock under the Directors Plan on May 23, 2002, with an exercise price of $41.79, which was the closing price of the Company’s common stock as reported on the Nasdaq National Market on that date. Upon his election to the Ross Stores, Inc. Board of Directors, Mr. Bjorkland was granted an initial option to purchase 5,000 shares of common stock under the 2000 Equity Incentive Plan with an exercise price of $38.62, which was the closing price of the Company’s common stock as reported in the Nasdaq National Market on January 30, 2003, the effective date of his election to the Board.

     Norman A. Ferber. Mr. Ferber receives certain compensation pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) with the Company that became effective February 1, 2000 and most recently was amended effective November 20, 2002. The agreement extends through January 31, 2004 (“Consultancy Termination Date”). While he serves as a consultant to the Company, Mr. Ferber receives a consulting fee of $1,100,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive stock option grants under the Directors Plan.

     In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

     Additionally, effective February 1, 2000 the Company entered into a Retirement Benefit Package Agreement (“Benefit Agreement”) with Mr. Ferber. The Benefit Agreement provides that the Company, or its successor, will provide at no cost to Mr. Ferber health and other benefits under the Company’s plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse. In addition, the Company will provide all other employee benefits typically offered to executive officers until the death of Mr. Ferber and his spouse. The agreement further states that if, as a result of Mr. Ferber’s status as a consultant to the Company, he is ineligible to participate in any of the Company’s employee benefit plans, the payments made under this Benefit Agreement shall be increased to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Benefit Agreement states that the Company will provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board of Directors.

     Stuart G. Moldaw. In addition to compensation received as a non-employee Board member, Mr. Moldaw receives administrative support and an annual fee of $80,000 for his services as consultant to the Company. During 2002, the Company also paid an annual premium of $128,560 on a split dollar life insurance policy, with a face value of $3.5 million. A portion of the total premium, or $17,962, was reported as taxable compensation during 2002 to Mr. Moldaw, and approximately $110,598 of the premium was added to the amount refundable to the Company upon death or cancellation of the policy. That policy is fully funded, and the Company does not currently expect to make further premium payments. The Company also pays the premiums for an executive medical insurance policy for Mr. Moldaw and his spouse. (See also “Certain Transactions.”)

Compensation Committee Interlocks and Insider Participation

     Mr. Orban served on the Compensation Committee of the Board of Directors for the past fiscal year. Mr. Bjorklund was elected to serve on the Compensation Committee effective January 30, 2003. In addition, Mr. Seiler and Ms. Garrett served on the Interim Compensation Committee that met on January 30, 2003. There are no interlocking relationships between officers of the Company and members of the Compensation Committee.

Employment Contracts, Termination of Employment and
Change in Control Arrangements

     Michael Balmuth. The Company and Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, entered into an employment agreement on May 31, 2001 that was most recently amended effective January 30, 2003. The current term runs through January 29, 2007. Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the employment agreement for successive two-year periods. The employment agreement provides that Mr. Balmuth will receive an annual salary of not less than $915,035. In the event (i) Mr. Balmuth’s employment involuntarily terminates due to disability; (ii) the Company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Balmuth resigns voluntarily, other than for good reason, or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the Company. In addition, the Company will provide at no cost to Mr. Balmuth and his spouse health and other benefits under the Company’s benefit plans until their respective deaths, contingent upon Mr. Balmuth remaining employed through January 29, 2005, unless his termination occurs due to disability, or is without good cause or for good reason.

     In the event there is a change in control of the Company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control (“Remaining Term”). Further, all restricted stock held by Mr. Balmuth would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for good reason, in addition to those compensation benefits listed above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent bonus paid to him or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the term of his employment agreement. Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

     James C. Peters. The Company and James C. Peters, President and Chief Operating Officer, entered into an employment agreement on August 14, 2000, that was most recently amended effective August 21, 2002, with a current term that expires on July 31, 2006. The employment agreement as amended provides that Mr. Peters will receive an annual salary of not less than $831,250. In the event (i) Mr. Peters’ employment involuntarily terminates due to disability; (ii) the Company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Peters would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Peters would become fully vested; and he would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Peters resigns voluntarily, other than for good reason, or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the Company.

     In the event there is a change in control of the Company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Peters would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Peters would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control (“Remaining Term”). Further, all restricted stock held by Mr. Peters would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the Company, Mr. Peters’ employment is terminated either by the Company without cause or he resigns for good reason, Mr. Peters would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent bonus paid to him or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the term of his employment agreement. Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

     Barry S. Gluck, Irene A. Jamieson and Barbara Levy. The Company entered into employment agreements with certain of its Senior Vice Presidents and General Merchandising Managers — Barry S. Gluck, Irene A. Jamieson and Barbara Levy – on April 1, 2000. These agreements were subsequently amended effective April 1, 2002. The terms are the same for each employment agreement, unless otherwise noted. Each of the employment agreements extends through March 31, 2006. The agreements with Mr. Gluck, Ms. Jamieson and Ms. Levy provide that each will receive an annual salary of not less than $466,500. In the event (i) the officer’s employment involuntarily terminates due to disability; (ii) the Company terminates his or her employment without cause; or (iii) he or she resigns for good reason, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options held by the officer would become fully vested. He or she also would be entitled to certain restricted shares which would be vested pro rata as of the date of his or her termination based upon vesting in equal monthly installments from the date of grant.

     In the event there is a change in control of the Company, the term of each officer’s employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. The officer would be entitled to continued payment of his or her then current salary and annual bonus. In addition to these payments, the officer would receive $750,000 per year payable with his or her salary for two years after the effective date of the change in control (“Remaining Term”). Further, all restricted stock held by the officer would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the Company, the officer’s employment is terminated either by the Company without cause or he or she resigns for good reason, the officer would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his or her then current salary plus (ii) the greater of the most recent bonus paid to him or her or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the terms of his employment agreement. In addition, the officer would be entitled to continuation of health and estate planning benefits for two years following his or her termination. Additionally, in both of the above situations, the officer would be reimbursed for any excise taxes he or she pays pursuant to Internal Revenue Code Section 4999.

     Participants in the Restricted Stock Plan and Option Plan. Under the terms of the individual agreements for each participant in the Company’s Restricted Stock Plan and Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the Company’s Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement. In the event of certain merger or acquisition transactions which result in a change in control of the Company, any unvested shares of restricted stock automatically become vested shares, and the Company’s Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.

Certain Transactions

     On August 11, 2000, the Company made an interest-free relocation loan of $2,500,000 to Mr. Peters, secured by a deed of trust on his principal residence. All outstanding principal under the loan is due and payable on the earliest to occur of (i) July 31, 2008, (ii) 120 days following any termination of Mr. Peters’ employment with the Company, or (iii) any sale, transfer or hypothecation of all or any part of the property referenced in the deed of trust.

     The Company paid $2.2 million and $1.1 million for children’s apparel purchases at fair market value from The Gymboree Corporation in 2002 and 2001. No payments were made in 2000. Stuart G. Moldaw, Chairman Emeritus of the Company, is also Chairman Emeritus of The Gymboree Corporation.

     The Company’s Insider Trading Policy was amended in fiscal 2001 to permit the use of Rule 10b5-1 selling plans by directors and executive officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Company Common Stock. The Company believes that during fiscal 2002, its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements.

PROPOSAL 1
ELECT CLASS II DIRECTORS

     If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

Vote Required and Board of Directors’ Recommendation

     The plurality of the votes cast by the shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

The Board of Directors unanimously recommends that the stockholders vote FOR the three Class II nominees listed under
“Information Regarding Nominees and Incumbent Directors.”

PROXY SOLICITATION

     The cost of distribution of materials and solicitation of proxies will be borne by the Company. The Company has retained D. F. King & Co., Inc. to assist in the distribution of materials and soliciting proxies by mail, telephone and personal interview for a fee of approximately $5,000 plus expenses. Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (1) must be received by the Company at its offices at 8333 Central Avenue, Newark, California 94560-3433 no later than December 26, 2003 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s Proxy Statement for that meeting.

By Order of the Board of Directors, John G. Call Corporate Secretary

Dated: April 23, 2003

PROXY

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael Balmuth and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on May 21, 2003 at 11:00 a.m. PDT, at the Company's corporate office located at 8333 Central Avenue, Newark, California 94560-3433, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

YOUR VOTE IS IMPORTANT TO THE COMPANY

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING NOMINEES AND PROPOSALS:

Please mark your votes as |X| indicated in this example

FOR all nominees listed (except as marked to the contrary) |_|	WITHHOLD AUTHORITY to vote for all nominees listed |_|

Proposal 1. To elect three Class II
Directors for a three-year term as
proposed in the accompanying Proxy Statement.

Michael Balmuth           K. Gunnar Bjorklund           Sharon D. Garrett

INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

________________________________________

Proposal 2. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated April 23, 2003; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the fiscal year ended February 1, 2003 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

Signature(s)________________________________________ Dated______________, 2003

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.

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